UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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IntriCon Corporation

(Name of Registrant as Specified In Its Charter)

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INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

March 15, 2017

Dear Shareholder:

It is my great pleasure to invite you to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, April 27, 2017 at 11:30 a.m., local time, at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126.

At this year’s Annual Meeting our shareholders will vote on the following:

●	the election of two directors, each to hold office for a term of three years and until his successor is duly elected and qualified;

●	an advisory vote on executive compensation, referred to as “say-on-pay; and

●	the ratification of the appointment of Baker Tilly Virchow Krause, LLP, as IntriCon Corporation’s independent registered public accounting firm for fiscal year 2017.

We are furnishing our Proxy Statement and other proxy materials to our shareholders over the Internet. The proxy materials are available at https://materials.proxyvote.com/46121H.

The vote of every shareholder is important. Therefore, whether or not you expect to attend the meeting in person, I urge you to vote in one of the following ways: (i) over the Internet: log on to www.proxyvote.com and follow the web site instructions; once you have cast your vote, be sure to click on “Accept Vote”; (ii) by telephone: you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone; or (iii) by proxy card: sign and date the accompanying proxy card and return it promptly in the envelope provided for that purpose. If you vote over the Internet or telephone, you do not need to return your proxy card.

Thank you for your continued interest in IntriCon Corporation. I look forward to seeing you at the Annual Meeting.

Sincerely,

Mark S. Gorder
President and Chief Executive Officer

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 27, 2017

The 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of IntriCon Corporation (the “Corporation”) will be held on Thursday, April 27, 2017 at 11:30 a.m., local time, at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126 for the following purposes:

(1)	to elect two directors to hold office, each for a term of three years and until his successor is duly elected and qualified;

(2)	to hold an advisory vote on executive compensation, referred to as “say-on-pay”;

(3)	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for fiscal year 2017; and

(4)	to transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

The Board of Directors has fixed the close of business on February 22, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in this Notice of Annual Meeting.

All shareholders are cordially invited to attend the meeting, but whether or not you expect to attend the meeting in person, we urge you to vote promptly using one of the following methods to ensure your vote is counted:

●	over the Internet: log on to www.proxyvote.com and follow the web site instructions; once you have cast your vote, be sure to click on “Accept Vote”;

●	by telephone: you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone;

●	by proxy card: sign and date the accompanying proxy card and return it promptly in the envelope provided for that purpose; or

●	in person: if you are a shareholder of record as of the close of business on the Record Date, you may vote in person at the Annual Meeting and revoke any previously granted proxy.

If you vote over the Internet or by telephone, you will need your control number (your control number can be found on the Notice of Internet Availability of Proxy Materials and your proxy card). The deadline to vote over the Internet or by telephone is Wednesday, April 26, 2017, 11:59 p.m., eastern daylight time. If you vote over the Internet or by telephone, you do not need to return your proxy card.

If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank, or other nominee), please contact your broker, bank or nominee to determine whether you will be able to vote over the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on April 27, 2017

In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 17, 2017, we will send a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners informing them of the availability of our proxy materials online. The Notice of Internet Availability provides you with instructions regarding how to (i) view our proxy materials for the Annual Meeting on the Internet; (ii) vote your shares after you have viewed our proxy materials; and (ii) request a printed copy of the proxy materials. All shareholders have the ability to access this Proxy Statement, the proxy card and our Annual Report on Form 10-K at the following website: https://materials.proxyvote.com/46121H.

Meeting directions are available by calling our executive offices at (651) 636-9770.

By Order of the Board of Directors

Michael J. McKenna
Chairman of the Board

March 15, 2017 Arden Hills, Minnesota

INTRICON CORPORATION
1260 Red Fox Road
Arden Hills, Minnesota 55112

PROXY STATEMENT

This proxy statement and the accompanying proxy are being furnished to shareholders of IntriCon Corporation (the “Corporation”) in conjunction with the solicitation of proxies by the Board of Directors of the Corporation for use at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 27, 2017 at the Hampton Inn North located at 1000 Gramsie Road, Shoreview, Minnesota 55126, at 11:30 a.m., local time, and any adjournment or postponement of the Annual Meeting. This Proxy Statement and accompanying form of proxy are first being made available to shareholders on or about March 17, 2017.

The Board of Directors has fixed the close of business on February 22, 2017 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting. As of February 22, 2017, there were 6,824,132 shares of common stock of the Corporation outstanding, each of which is entitled to one vote on all matters to be presented at the Annual Meeting.

Proxies in the form provided, if properly executed and received in time for voting, and not revoked, will be voted as directed on the proxies. If no directions to the contrary are indicated, the persons named in the proxy will vote all of your shares of common stock “for” the election of two nominees for directors, “for” the approval of the compensation of our Named Executive Officers as described in this Proxy Statement and “for” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for fiscal year 2017. With respect to any other matter that properly comes before the meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment.

You may vote in one of the following ways:

●	over the Internet: log on to www.proxyvote.com and follow the web site instructions; once you have cast your vote, be sure to click on “Accept Vote;

●	by telephone: you may call toll-free in the U.S. or Canada, 1-800-690-6903 on a touch-tone telephone;

●	by proxy card: sign and date the accompanying proxy card and return it promptly in the envelope provided for that purpose; or

●	in person: if you are a shareholder of record as of the close of business on the Record Date, you may vote in person at the Annual Meeting and revoke any previously granted proxy.

If you vote over the Internet or by telephone, you will need your control number (your control number can be found on the Notice of Internet Availability of Proxy Materials and your proxy card). The deadline to vote over the Internet or by telephone is Wednesday, April 26, 2017, 11:59 p.m., eastern daylight time. If you vote over the Internet or by telephone, you do not need to return your proxy card.

Any shareholder who submits a proxy may revoke it at any time before the proxy is voted at the Annual Meeting by delivering a later dated proxy or by giving written notice to the Secretary of the Corporation or attending the Annual Meeting in person and so requesting. If you vote over the Internet or by telephone, you may change your vote by following the procedures used to submit your initial vote. The last vote received chronologically will supersede any prior votes. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting. All shares of common stock present in person or represented by proxy (including “broker non-votes” described below) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth in the Notice of Annual Meeting.

Each share of common stock is entitled to one vote on each matter that may be brought before the Annual Meeting. Voting results will be determined as follows:

●	Proposal 1: the election of the directors will be determined by a plurality vote and the nominees receiving the highest number of “for” votes will be elected.

●	Proposal 2: approval of the “say-on-pay” proposal will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

●	Proposal 3: the ratification of the appointment of the independent registered public accounting firm for fiscal year 2017 will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

Any other proposal will require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.

Under our Bylaws, an abstention will have the same legal effect as an “against” vote and will be counted in determining whether the proposal has received the required shareholder vote; however, a broker non-vote will have no effect on whether the proposal has received the required shareholder vote.

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Your broker, bank or other nominee does not have discretionary authority to vote on the election of directors or the “say-on-pay” proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Your broker, bank or other nominee does have discretionary voting authority to vote your shares on the ratification of the independent registered public accounting firm, even if the broker, bank or other nominee does not receive voting instructions from you. In any event, it is particularly important that you instruct your broker as to how you wish to vote your shares.

The cost of this solicitation will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by officers, directors or employees of the Corporation, without additional compensation. Upon request, the Corporation will pay the reasonable expenses incurred by record holders of the Corporation’s shares of common stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials to the beneficial owners of the shares they hold of record.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of five members divided into three classes. Each director serves a three-year term.

The Board of Directors, based upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Robert N. Masucci and Philip I. Smith for election as director at the Annual Meeting to serve until the 2020 annual meeting of shareholders and until their successor has been duly elected and qualified. Each nominee is a current director of the Corporation. Mr. Masucci previously has been elected as a director by the Corporation’s shareholders. Mr. Smith was appointed as a director by the Board in April 2016. Mr. Masucci and Mr. Smith have indicated their willingness to continue serving as a director. The Board of Directors knows of no reason why the nominees would be unable to serve as a director. If any nominee is unable to serve for any reason, then the proxies will be voted for the election of such substitute nominee(s) as the Board of Directors may designate, unless the Board of Directors reduces the number of directors on the Board.

The Board of Directors recommends that the shareholders vote “FOR” the election of each of Mr. Masucci and Mr. Smith as a director for a three year term.

The Board of Directors seeks to ensure that it is composed of members of high character and integrity and whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. As discussed below under “—Director Nomination Process,” director candidates are nominated by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee for election at the annual shareholders’ meeting each year. In considering whether to recommend a director candidate, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole taking into account relevant factors including, among other things:

●	whether the director candidate has significant leadership experience and outstanding achievement in such director candidate’s career field;

●	whether the director candidate has relevant expertise or experience and would be able to offer advice and guidance to management based on that expertise or experience;

●	whether the director candidate has the financial expertise or other professional, educational or business experience relevant to understanding to the Corporation’s business;

●	whether the director candidate has sufficient time available to devote to the Corporation;

●	whether the director candidate has the ability to make independent, analytical inquiries and challenge management;

●	whether the director candidate will be committed to represent and advance the long-term interests of the Corporation’s shareholders; and

●	whether the director candidate meets the independence requirements of Nasdaq.

The Nominating and Corporate Governance Committee does not have a formal policy regarding director diversity. The Nominating and Corporate Governance Committee believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance on the Corporation’s operations. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all prospective nominees.

Included in the director nominee’s or current director’s biography are the particular experiences, qualifications, attributes or skills that led the Board to the conclusion that each director nominee or director should serve as a director of the Corporation. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience. We believe all of our directors have integrity and honesty and adhere to high ethical standards. They have each demonstrated business acumen and an ability to exercise sound judgment, as well as commitment of service to the Corporation and the Board.

The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting.

Nominees for Election
Name, Age (as of February 22, 2017) and Occupation	Director Since	Term Expires

Robert N. Masucci (79) became a director in February 2002. Mr. Masucci has served as the Chairman of the Board of Montgomery Capital Advisors, Inc., a consulting company, since 1990 and Chairman of the Board of Barclay Brand Corporation, a distribution company, since 1996. Prior to 1990, Mr. Masucci was President and Chief Executive Officer of Drexel Industries, Inc., a forklift manufacturer. Messrs. Masucci and Giordano are first cousins.

As a former chief executive officer of a publicly traded manufacturing company, Mr. Masucci provides IntriCon with guidance on business operations, strategic planning and accounting and financial matters. Mr. Masucci also has mergers and acquisitions experience.

	2002	2017

Philip Smith (49) became a director in April 2016. Mr. Smith will serve as a managing director at the investment banking firm, Duff & Phelps beginning in March 2017, where he will focus on the healthcare industry. Prior to that, Mr. Smith was a managing director with the investment banking firm, BMO Capital Markets (formerly Greene Holcomb Fisher). Prior to joining Greene Holcomb Fisher in 2011, Mr. Smith was President and Chief Executive Officer of Angeion Corporation, now MGC Diagnostics, a global medical technology company. Earlier experiences include being CEO of DGIMED Ortho, Executive Vice President of Business Development at Vital Images, and a healthcare investment banker at Piper Jaffray.

Mr. Smith provides IntriCon more than 20 years of experience in healthcare, including roles in mergers and acquisitions, finance and executive management.

	2016	2017

Continuing Directors

Name, Age (as of February 22, 2017) and Occupation	Director Since	Term Expires

Nicholas A. Giordano (74) became a director in December 2000. Mr. Giordano has been a business consultant and investor since 1997. Mr. Giordano was Interim President of LaSalle University from July 1998 to June 1999. From 1981 to 1997, Mr. Giordano was President and Chief Executive Officer of the Philadelphia Stock Exchange. Mr. Giordano serves as a trustee of Wilmington Funds and Kalmar Pooled Investment Trust, mutual funds, and as a director of Independence Blue Cross of Philadelphia, a health insurance company, and The RBB Fund, Inc., a mutual funds company. Mr. Giordano also served as a director of Commerce Bancorp, Inc. in 2007-2008.

Mr. Giordano’s financial and investment background provides the Corporation with perspective and guidance on accounting and financial matters. His service as an outside director of other companies (including public companies) provides valuable insight on corporate governance and business matters. He is the Board’s audit committee financial expert.

	2000	2018

Mark S. Gorder (70) became a director in January 1996. Mr. Gorder has served as the President and Chief Executive Officer of the Corporation since April 2001; President and Chief Operating Officer of the Corporation from December 2000 to April 2001; and Vice President of the Corporation from 1996 to December 2000. Mr. Gorder has been President and Chief Executive Officer of IntriCon, Inc., a subsidiary of the Corporation, since 1983.

Mr. Gorder’s day to day leadership of the Corporation, as Chief Executive Officer, provides him with intimate knowledge of the Corporation’s operations and the markets in which the Corporation operates. Also, as co-founder of the Corporation’s subsidiary, IntriCon, Inc. he provides strategic guidance. The Board believes that Mr. Gorder provides unique insights into the Corporation’s challenges, opportunities and operations.

	1996	2019

Michael J. McKenna (82) became a director in June 1998 and has served as Chairman of the Board of Directors of the Corporation since April 2001. In March 2001, Mr. McKenna retired as the Vice Chairman and a Director of Crown, Cork & Seal Company, Inc. (now Crown Holdings, Inc.), a manufacturing company. From 1995 to 1998, Mr. McKenna was the President and Chief Operating Officer and, prior to 1995, was the Executive Vice President and President of the North American Division of Crown, Cork & Seal Company, Inc.

As the retired Vice Chairman, director and former executive of Crown, Cork & Seal, Mr. McKenna brings a global business perspective from his leadership positions as well as operational and sales experience. In addition, as the director with the longest tenure among the independent directors, Mr. McKenna also has considerable knowledge about the operations and background of IntriCon.

	1998	2019

Independence of the Board of Directors

Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Corporate Governance Committee, uses the current standards for “independence” established by the Nasdaq Stock Market, referred to in the remainder of this proxy statement as “Nasdaq,” to determine director independence. The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the corporate governance rules of Nasdaq: Messrs. Giordano, Masucci, McKenna and Smith. Mr. Philip N. Seamon resigned as a director in December 2016 and was appointed as a Director Emeritus. Mr. Seamon was determined to be independent under the Nasdaq corporate governance rules.

The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives payments for services (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a material relationship with the Corporation that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq rules, an independent director must satisfy both the objective and the subjective standards.

In evaluating the independence of Mr. McKenna, the Board considered that a partner of the law firm retained by the Corporation since 2002 is the son-in-law of Mr. McKenna. See “—Certain Relationships and Related Party Transactions.” The Board determined that Mr. McKenna was independent under the objective Nasdaq standards because: (i) no payments were made to Mr. McKenna or his son-in-law directly in exchange for the services provided to the Corporation by the law firm and (ii) the amounts paid to the law firm did not exceed the thresholds contained in the Nasdaq standards. The Board also determined that Mr. McKenna was independent under the subjective Nasdaq standard for the reasons discussed above and because Mr. McKenna’s son-in-law was not personally involved in the law firm’s legal representation of the Corporation.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Corporation and the day to day leadership and performance of the Corporation, while the Chairman of the Board provides guidance and sets the agenda for Board meetings and presides over meetings of the full Board. The Board believes that this structure ensures a greater role for the independent directors in the oversight of the Corporation and active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board. The Chairman of the Board also acts as a key liaison between the Board and management.

The Board of Directors as a whole is responsible for consideration and oversight of risks facing the Corporation, and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Corporation’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of the Corporation’s senior management team periodically report to the full Board about their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or committee.

Communication with the Board

Shareholders may communicate with the Board of Directors, including any individual director, by sending a letter to the Board of Directors, c/o Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Meetings of the Board and Committees

The Corporation’s Board of Directors held six meetings in 2016. During 2016, all directors of the Corporation attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members.

Attendance at Annual Meeting of Shareholders

The Board of Directors has adopted a policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All of the directors attended the 2016 annual meeting of shareholders.

Code of Ethics

The Corporation has adopted a code of ethics that applies to its directors, officers and employees, including its chief executive officer, chief financial officer, controller and persons performing similar functions. Copies of the Corporation’s code of ethics are available without charge upon written request directed to Cari Sather, Director of Human Resources, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112. A copy of the code of ethics is also available on the Corporation’s website: www.intricon.com. The Corporation intends to satisfy the disclosure requirement under Item 5.05 of SEC Form 8-K regarding any future amendments to a provision of its code of ethics by posting such information on the Corporation’s website: www.intricon.com.

Director Compensation for 2016

Each non-employee director is entitled to a base annual retainer of $24,000. For their services in such capacities, the Chairman of the Board is entitled to receive an additional annual retainer of $25,000, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $10,000 and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee is entitled to receive an additional annual retainer of $5,000. All retainers are paid in quarterly installments. Each non-employee director also receives $1,500 for each Board and committee meeting attended in person and $500 for each telephonic Board and committee meeting attended; however, no fee is payable for telephonic board and committee meetings that last less than 30 minutes.

Directors are eligible to receive awards under the 2015 Equity Incentive Plan. The Compensation Committee has approved the automatic grant of options to non-employee directors who are re-elected or continue as a non-employee director at each annual meeting of shareholders as follows: Chairman of the Board - options to purchase 12,000 shares of common stock and each other non-employee director -

options to purchase 10,000 shares of common stock. Accordingly, following the 2016 annual meeting, Mr. McKenna, in his capacity as Chairman of the Board, was granted an option to purchase 12,000 shares of common stock, while each of Messrs. Giordano, Masucci, Smith and Seamon was granted an option to purchase 10,000 shares of common stock, in each case at an exercise price of $5.85 per share, the closing price of our common stock on the date of the grant. Assuming that they are re-elected or continue as a director, as the case may be, at the 2017 Annual Meeting, the Chairman of the Board will receive an option to purchase 12,000 shares of common stock, and each of the other non-employee directors will receive an option to purchase 10,000 shares of common stock, in each case at an exercise price equal to the closing price of our common stock on the date of the 2017 Annual Meeting. All director options vest in three equal, annual installments beginning one year after the date of grant, except that the options will become immediately exercisable upon a “change in control” as defined in the 2015 Equity Incentive Plan or the death, disability or retirement of the recipient, and expire ten years after the date of grant, unless terminated earlier by the terms of the option.

As a Director Emeritus in 2017, Mr. Seamon will be paid a base annual retainer and will receive an option grant but will not receive meeting fees.

The following table sets forth information concerning the compensation earned during the year ended December 31, 2016 by each of our directors that was not also an employee.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Nicholas A. Giordano	53,500	—	58,500	—	112,000
Robert N. Masucci	50,000	—	58,500	—	108,500
Michael J. McKenna	68,500	—	70,200	—	138,700
Philip N. Seamon (3)	45,500	—	58,500	—	104,000
Philip I. Smith	31,500	—	58,500	—	90,000
____________________________

(1)	We have not granted any stock awards to our directors. Under the Non-Employee Director and Executive Officer Stock Purchase Program, directors may purchase shares of common stock directly from the Corporation at the last reported sale price on the date that the election to purchase is made.

(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of stock awards granted during 2016 computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB Codification Topic 718”). For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2016. No options were forfeited under equity plans during 2016. As of December 31, 2016, the number of stock option awards held by our non-employee directors was: Mr. Giordano – 95,000; Mr. Masucci – 95,000; Mr. McKenna – 113,000; Mr. Seamon – 95,000 and Mr. Smith– 10,000.

(3)	Mr. Seamon resigned as a director in December 2016 and was appointed as Director Emeritus.

Director Share Ownership Requirements

In April 2006, the Nominating and Corporate Governance Committee adopted a policy that all directors must purchase and own shares of common stock with a purchase price equal to at least one-year’s annual director fees. Under this policy, Mr. Smith, who was appointed as director in April 2016, has a period of five years to comply. All other directors are in compliance with this policy.

Committees of the Board

The Board of Directors of the Corporation has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The Board of Directors of the Corporation has appointed a standing Audit Committee consisting of Messrs. Giordano (Chairman), Masucci, McKenna and Smith. The Board of Directors has determined that each member of the Audit Committee is independent, as defined in applicable Nasdaq corporate governance rules and SEC regulations. Mr. Seamon, who was a member of the Audit Committee until his resignation as a director in December 2016, was determined to be independent under applicable Nasdaq corporate governance rules and SEC regulations. In addition, the Board of Directors has determined that Mr. Giordano qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held four meetings in 2016.

The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Audit Committee are to monitor the integrity of the financial statements of the Corporation, the compliance by the Corporation with legal and regulatory requirements and the independence and performance of the Corporation’s independent auditors. The Audit Committee also approves all related party transactions and establishes procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by the Corporation’s employees of concerns regarding questionable accounting or auditing matters. In addition, the Committee selects the firm to be engaged as the Corporation’s independent public accountants, and approves the engagement of the independent public accountants for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. The report of the Audit Committee appears on page 35.

Compensation Committee. The Board of Directors of the Corporation has appointed a standing Compensation Committee currently consisting of Messrs. Masucci (Chairman), Giordano, McKenna and Smith. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined in applicable Nasdaq corporate governance rules. Mr. Seamon, who was a member of the Compensation Committee until his resignation as a director in December 2016, was determined to be independent under applicable Nasdaq corporate governance rules. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation’s equity plans. The Compensation Committee met two times in 2016.

The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Compensation Committee are to formulate, evaluate and approve the compensation of the Corporation’s executive officers, oversee all compensation programs involving the issuance of the Corporation’s stock and other equity securities of the Corporation, and, if required, review and discuss with the Corporation’s management the Compensation Discussion and Analysis and preparing the Committee’s report thereon for inclusion in the Corporation’s annual proxy statement in accordance with applicable rules and regulations.

A discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included in “Executive Compensation — Processes and Procedures for the Determination of Executive Officer and Director Compensation.”

Nominating and Corporate Governance Committee. The Board of Directors of the Corporation has appointed a standing Nominating and Corporate Governance Committee currently consisting of Messrs. Smith (Chairman), Giordano, Masucci and McKenna. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in applicable Nasdaq corporate governance rules. Mr. Seamon, who was Chairman of the Nominating and Corporate Governance Committee until his resignation as a director in December 2016, was determined to be independent under applicable Nasdaq corporate governance rules. The Nominating and Corporate Governance Committee met two times in 2016.

The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which is available on our website at www.intricon.com. The principal duties of the Nominating and Corporate Governance Committee are to identify individuals qualified to become members of the Board consistent with the criteria approved by the Committee, consider nominees made by shareholders in accordance with the Corporation’s bylaws, select, or recommend to the Board, the director nominees for each annual shareholders meeting, recommend to the Board the directors to be appointed to each Committee of the Board, recommend to the Board whether to increase or decrease the size of the Board, develop and recommend to the Board corporate governance principles and oversee the evaluations of the Board and senior management. This Committee also determines the compensation payable to directors and members of committees of the Board.

Director Nomination Process

Consideration of Director Candidates Recommended by Shareholders. The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations for director candidates. A shareholder who wishes to recommend a prospective director nominee should send a signed and dated letter to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112 with the following information:

●	the name and address of the shareholder making the recommendation and of each recommended nominee;

●	a representation that the shareholder is a holder of record, and/or a beneficial owner, of voting stock of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) recommended if nominated;

●	a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person(s), naming such person(s), pursuant to which the recommendation was submitted by the shareholder;

●	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee, including the principal occupation of each recommended nominee; and

●	the consent of each recommended nominee to serve as a director if so nominated and elected.

The deadline for submitting the letter recommending a prospective director nominee for the 2018 annual meeting of shareholders is November 17, 2017. All late or non-conforming recommendations will be rejected.

In addition, under the Corporation’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. Although shareholders may nominate directors, such nominees will not appear in the Corporation’s proxy statement or in the proxy solicited by the Board of Directors. The Corporation’s amended and restated bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed October 12, 2007 or upon the shareholder’s written request directed to the Corporate Secretary at the address given above.

Director Qualifications. The Nominating and Corporate Governance Committee has the sole authority to select, or to recommend to the Board of Directors, the Board of Director nominees to be considered for election as a director. The Nominating and Corporate Governance Committee does not have any specific minimum qualifications that must be met by a nominee other than nominees for director must be at least 21 years old. Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable Nasdaq and SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. The proposed nominee should have sufficient time to devote their energy and attention to the diligent performance of the director’s duties, including attendance at Board and committee meetings and review of the Corporation’s financial statements and reports, SEC filings and other materials. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand the Corporation’s financial statements.

Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by the Corporation’s charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, based on whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to the Corporation during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating and Corporate Governance Committee meeting at which such director’s potential nomination for election as a director is discussed by the Nominating and Corporate Governance Committee.

In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable Nasdaq corporate governance rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee interviews the nominee in person or by telephone.

Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to nominate the director candidate for election at the shareholders meeting.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

The following table sets forth certain information as of February 22, 2017, concerning beneficial ownership of the shares of common stock by (i) persons or groups of persons shown by SEC records to own beneficially more than 5% of the shares of common stock, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table, referred to as the Named Executive Officers and (iv) all directors and executive officers as a group:

Name	Number of Shares Beneficially Owned(1) (2)	Percent of Class
Kevin M. Cavanaugh (3). Corrib Master Fund, Ltd. Corrib Capital Management, L.P. 527 Marquette Avenue South, Suite #1000 Minneapolis, MN 55402	691,133	10.1%

Heartland Advisors, Inc. (4) William J. Nasgovitz 789 North Water Street Milwaukee, WI 53202	550,000	8.1%

Mark S. Gorder (5) Director, President and Chief Executive Officer	623,603	8.9%

Michael J. McKenna Chairman of the Board of Directors	207,582	3.0%

Nicholas A. Giordano Director	139,336	2.0%

Robert N. Masucci Director	190,011	2.8%

Philip I. Smith Director	—	0.0%

Michael P. Geraci Vice President, Sales and Marketing	120,049	1.7%

Dennis L. Gonsior Vice President, Global Operations	139,456	2.0%

Greg Gruenhagen Vice President, Quality and Regulatory Affairs	91,456	1.3%

Scott Longval Chief Financial Officer, Secretary, and Treasurer	111,694	1.6%

All Directors and Executive Officers as a Group (9 persons)	1,623,187	21.4%

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. The same shares of common stock may be beneficially owned by more than one person. Beneficial ownership, as set forth in the regulations of the Securities and Exchange Commission, includes securities as to which the person has or shares voting or investment power. Shares of common stock issuable upon the exercise or conversion of securities currently exercisable or convertible or exercisable or convertible within 60 days of February 22, 2017 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	In the case of the Corporation’s directors and executive officers, includes the following shares which such person has the right to acquire within 60 days of February 22, 2017 through the exercise of stock options:

Name	Number of Shares Subject to Options
Mark S. Gorder	152,500
Michael J. McKenna	89,000
Nicholas A. Giordano	75,000
Robert N. Masucci	75,000
Philip I. Smith	—
Michael P. Geraci	94,500
Dennis L. Gonsior	94,500
Greg Gruenhagen	84,500
Scott Longval	89,500
All Directors and Executive Officers as a Group	754,500

(3)	Based upon Schedule13G/A filed with the SEC on February 10, 2017. According to the Schedule 13G/A, Mr. Cavanaugh has sole beneficial ownership with respect to 42,304 shares and Mr. Cavanaugh and the two entities share beneficial ownership with respect to the balance of 648,829 shares.

(4)	Based upon Schedule 13G filed with the SEC on February 2, 2017. According to the Schedule 13G, Heartland Advisors, Inc., an investment adviser registered with the SEC, and William J. Nasgovitz, the Chairman of Heartland Advisors, Inc., share beneficial ownership of these shares.

(5)	Includes 152,500 shares which Mr. Gorder has the right to acquire within 60 days of February 22, 2017 through the exercise of stock options. Also includes 5,000 shares of common stock owned by his spouse and 14,000 shares of common stock owned by his daughters. Mr. Gorder’s business address is 1260 Red Fox Road, Arden Hills, MN 55112.

EXECUTIVE COMPENSATION

Background

The Compensation Committee of our Board of Directors administers our compensation program for executive officers. The objectives of our compensation program are to attract and retain talented and dedicated executive officers and to align a significant portion of their compensation with our business objectives and performance and the interests of our shareholders.

Elements of Executive Compensation

Our compensation program for executive officers consists of the following elements:

Base Salary. Base salary is designed to reward the performance of our executive officers in their daily fulfillment of their responsibilities to us. The Compensation Committee determines the base salary of each of our executive officers by evaluating their scope of responsibilities and experience, years of service with us, our performance and the performance of each of the executive officers during the past year, the executive’s future potential and competitive salary practices. We believe that our base salaries are competitive with other companies of our size.

Annual Cash Incentive Compensation.

The Compensation Committee’s philosophy is that a significant portion of the total potential compensation of our executive officers should depend upon the degree of our financial and strategic success in a particular year.

In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees. For more information, see “Annual Incentive Plan.”

Long-Term Incentive Compensation in the Form of Stock Awards. In 2015, our Board of Directors and shareholders approved the 2015 Equity Incentive Plan, which replaced the 2006 Equity Incentive Plan. The 2015 Equity Incentive Plan is designed to:

●	promote the long-term retention of our employees, directors and other persons who are in a position to make significant contributions to our success;

●	further reward these employees, directors and other persons for their contributions to our growth and expansion;

●	provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and

●	further align the interests of these employees, directors and other persons with those of our shareholders.

To achieve these purposes, the 2015 Equity Incentive Plan permits the Compensation Committee to make awards of stock options, stock appreciation rights, restricted stock or unrestricted stock, deferred stock, restricted stock units or performance awards for our shares of common stock. For more information concerning the 2015 Equity Incentive Plan, see “Equity Plans - 2015 Equity Incentive Plan” below.

Stock options are granted at the fair market value of our shares of common stock on the date of grant. Stock options are granted based on various factors, including the executive’s ability to contribute to our long-term growth and profitability.

Employee Stock Purchase Plan. All of our fulltime employees, including our executive officers (other than Mr. Gorder), are entitled to participate in our Employee Stock Purchase Plan. Under this Plan, employees may purchase our shares of common stock at a discount of up to 10% through payroll deductions.

Non-Employee Director and Executive Officer Stock Purchase Program. Under the Non-Employee Director and Executive Officer Stock Purchase Program, directors and executive officers may purchase shares of common stock directly from the Corporation at the last reported sale price on the date that the election to purchase is made. During 2016, no shares of common stock were purchased under this program.

Other Benefits. All of our fulltime employees, including our executive officers, are entitled to participate in our health insurance, life insurance and 401(k) plans. We also maintain a disability insurance policy on behalf of certain of the members of our senior management, including our executive officers, that is in addition to the disability benefits that we maintain for our salaried employees.

Additional Benefits Payable to the Chief Executive Officer. Mr. Gorder, our Chief Executive Officer, receives additional benefits under our employment agreement with him. Under the employment agreement, we are required to reimburse Mr. Gorder for his country club membership fees. We are also required to provide Mr. Gorder with an automobile for use in connection with the performance of his duties under the employment agreement and reimburse him for all expenses reasonably incurred by him for the maintenance and operation, including fuel, of the automobile.

Processes and Procedures for the Determination of Executive Officer and Director Compensation

Scope of Authority of the Compensation Committee. The scope of the Compensation Committee’s authority and responsibilities is set forth in its charter, a copy of which is available on our website at www.intricon.com. The Compensation Committee’s authority includes the authority to determine the following with respect to our executive officers: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long-term incentive opportunity level, (iv) employment agreements, severance agreements, change in control agreements/provisions and other compensatory arrangements, in each case as, when and if appropriate, and (v) any special or supplemental benefits, in each case subject to the terms of any existing applicable employment agreement terms.

Delegation of Authority. As provided under the Compensation Committee’s charter, the Compensation Committee may delegate its authority to special subcommittees of the Compensation Committee as the Compensation Committee deems appropriate, consistent with applicable law and Nasdaq listing standards. Additionally, the 2015 Equity Incentive Plan permits the Compensation Committee, subject to criteria, limitations and instructions as the Compensation Committee determines, to delegate to an appropriate officer of the Corporation the authority to determine the individual participants under that Plan and amount and nature of the award to be issued to such participants; provided, that no awards may be made pursuant to such delegation to a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. To date, the Compensation Committee has not delegated its responsibilities other than delegating from time to time to the Chief Executive Officer and Chief Financial Officer the authority to grant a limited number of stock options under the 2015 Equity Incentive Plan to non-executive employees.

Role of Management in Determining or Recommending Executive Compensation. Traditionally, the Compensation Committee reviews our executive compensation program in December and/or February of each year, although decisions in connection with new hires and promotions are made on an as-needed basis. Mr. Gorder, our President and Chief Executive Officer, makes recommendations concerning the amount of compensation to be awarded to our executive officers, including himself, but does not participate in the Compensation Committee’s deliberations or decisions. The Compensation Committee reviews the recommendations together with a “tally sheet” showing all items of executive compensation. After a presentation by Mr. Gorder, the Committee meets in executive session to discuss and consider the recommendations and makes a final determination.

Role of Compensation Consultants in Determining or Recommending Executive Compensation. Under its charter, the Compensation Committee has authority to retain, at the Corporation’s expense, such counsel, consultants, experts and other professionals as it deems necessary. In 2015, the Corporation engaged Verisight Compensation Consulting Group to conduct an assessment of whether the compensation of our executive officers was competitive based on published survey date and a peer group analysis. Generally, the Verisight analysis showed that the compensation of our executive officers was less than competitive when compared to published survey data and peer groups.

Director Compensation. The Nominating and Corporate Governance committee determines the compensation payable to directors and members of committees of the Board, including the Chairman of the Board and the Chairman of each committee, other than directors who are our salaried employees.

Say-on-Pay Vote

At the 2016 annual meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders approved the compensation of our named executive officers at the 2016 annual meeting, with an overwhelming majority of the votes entitled to be cast voting in favor of our say-on-pay resolution. As we evaluated our compensation practices for 2017, we were aware of the strong support our shareholders expressed for our compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. We believe our executive compensation program for 2017 advances our goals of attracting and retaining talented and dedicated executive officers and aligning a significant portion of their compensation with our business objectives and performance and the interests of our shareholders.

Determination of Executive Compensation

Base Salary. Typically, the Compensation Committee reviews and adjusts base salaries on an annual basis.

In December 2016, the Compensation Committee determined to maintain 2017 salary levels for executive officers at the same level as 2016.

The following table shows the base salaries of our current executive officers as in effect at January 1, 2017:

Name and Principal Position	2017 Annual Base Salary
Mark S. Gorder	$418,000
President and Chief Executive Officer

Scott Longval	$249,000
Chief Financial Officer and Treasurer

Michael P. Geraci	$245,200
Vice President, Sales and Marketing

Dennis L. Gonsior	$229,500
Vice President, Global Operations

Greg Gruenhagen	$210,000
Vice President, Quality and Regulatory Affairs

Annual Cash Incentive Compensation. In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees, referred to as the Annual Incentive Plan. The targets for the Annual Incentive Plan are adopted each by the Compensation Committee.

In March 2014, the Compensation Committee established the targets and bonus amounts for 2014 under the Annual Incentive Plan. In February 2015, the Compensation Committee determined that the target for 2014 had been achieved at the 84% level and approved a total payout under the 2014 Annual Incentive Plan of $357,687, of which a total of $113,127 was paid to the Named Executive Officers. For more information, see “Summary Compensation Table.”

In February 2015, the Compensation Committee established the targets and bonus amounts for 2015 under the Annual Incentive Plan. In February 2016, the Compensation Committee determined that the target for 2015 had been achieved at the 64% level and approved a total payout under the 2015 Annual Incentive Plan of $255,000, of which a total of $77,405 was paid to the Named Executive Officers. For more information, see “Summary Compensation Table

In February 2016, the Compensation Committee established the targets and bonus amounts for 2016 under the Annual Incentive Plan. In January 2017, the Compensation Committee determined that the plan target had not been met under the 2016 Annual Incentive Plan and, accordingly, no cash bonuses were paid for 2016.

In February 2017, the Compensation Committee established the targets and bonus amounts for 2017 under the Annual Incentive Plan. For more information, see “Annual Incentive Plan.”

Long-Term Incentive Compensation in the Form of Stock Option Awards. The Compensation Committee generally makes awards on an annual basis but also makes awards in connection with new hires and promotions.

In January 2015, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2006 Equity Incentive Plan to purchase shares of common stock at an exercise price of $6.87 per share. Mr. Gorder was awarded options to purchase 20,000 shares of common stock and each of the other Named Executive Officers was awarded options to purchase 12,000 shares of common stock.

In January 2016, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2015 Equity Incentive Plan to purchase shares of common stock at an exercise price of $7.58 per share. Mr. Gorder was awarded options to purchase 20,000 shares of common stock and each of the other Named Executive Officers was awarded options to purchase 12,000 shares of common stock.

In January 2017, the Compensation Committee awarded stock options to the Corporation’s executive officers under the 2015 Equity Incentive Plan to purchase shares of common stock at an exercise price of $6.90 per share. Mr. Gorder was awarded options to purchase 20,000 shares of common stock and each of the other Named Executive Officers was awarded options to purchase 12,000 shares of common stock.

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and the other Named Executive Officers.

The employment agreement with Mr. Gorder was based on his prior employment agreement and incorporated the provisions of the change in control agreement that was then in effect. The employment agreements with the other executive officers also contain a similar change in control provision. Among other things, each employment agreement provides for a fixed employment term, subject to annual renewals, the executive’s base salary and the executive’s right to participate in our bonus plans, equity plans and other employee benefits. In addition, in the event that (i) there occurs a “change in control” (as defined in the agreements) or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, the executive will be entitled to payment of his base salary for one year (two years for Mr. Gorder) in a lump sum and continuation of his medical benefits for a period of one year.

The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

We believe that employment agreements and change in control protections are important to attract and retain talented executive officers and to protect our executive officers from a termination or significant change in responsibilities arising after a change in control. For more information, see “—Employment Agreements” and “—Potential Payments Upon Termination of Employment or Change in Control.”

Accounting and Tax Considerations

Under our prior stock options plans, the Compensation Committee was limited to issuing stock options. The Compensation Committee considers making awards using the other types of awards permitted under the 2015 Equity Incentive Plan in light of FASB ASC Topic 718 - Stock Compensation. This accounting standard requires us to record as compensation expense the grant date fair value of a stock option over the life of the option. The Compensation Committee considers the compensation expense of option and other equity grants when making future awards; however, given that, traditionally, the Compensation Committee has not made large grants of option awards to our executive officers and employees, we do not expect that the compensation expense associated with option grants will have a material adverse effect on our reported earnings.

Generally, Section 162(m) of the Internal Revenue Code of 1986, referred to as the “Internal Revenue Code,” and the Internal Revenue Service, referred to as the “IRS,” regulations adopted under that section, which are referred to collectively as “Section 162(m),” deny a deduction to any publicly held corporation, such as the Corporation, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the three other highest paid executive officers whose compensation must be reported to shareholders in the proxy statement. Section 162(m) does not apply to qualified performance-based compensation. Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m). For example, awards under our 2015 Equity Incentive Plan are intended to satisfy certain of the requirements for an exemption for “qualified performance-based compensation” under Section 162(m). We do not believe that Section 162(m) will have a material adverse effect on us in 2017.

Summary Compensation Table

The following table summarizes compensation earned during 2016, 2015 and 2014 by our chief executive officer, chief financial officer and each of our other executive officers. We refer to these individuals throughout this proxy statement as the “Named Executive Officers.”

		Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Mark S. Gorder,	2016	418,000	—	151,600	—	31,485	601,085
President and Chief Executive	2015	405,820	—	137,400	19,277	29,212	591,709
Officer (principal executive officer)	2014	394,000	7,000	48,125	31,000	26,758	506,883

Scott Longval,	2016	249,000	—	90,960	—	1,360	341,320
Chief Financial Officer and	2015	232,740	—	82,440	15,129	1,234	331,543
Treasurer (principal financial officer)	2014	215,500	—	28,875	20,768	1,234	266,377

Michael P. Geraci,	2016	245,200	—	90,960	—	4,320	340,480
Vice President, Sales and Marketing	2015	238,033	—	82,440	15,474	4,176	340,123
	2014	231,100	—	28,875	22,271	4,176	286,422

Dennis L. Gonsior,	2016	229,500	—	90,960	—	3,746	324,206
Vice President, Global Operations	2015	222,789	—	82,440	14,482	3,612	323,323
	2014	216,300	—	28,875	20,845	3,612	269,632

Greg Gruenhagen,	2016	210,000	—	90,960	—	5,927	306,887
Vice President, Quality and	2015	200,658	—	82,440	13,043	5,602	301,743
Regulatory Affairs	2014	189,300	—	28,875	18,243	5,602	242,020

(1)	Under the Non-Employee Director and Executive Officer Stock Purchase Program, executive officers may purchase shares of common stock directly from the Corporation at the last reported sale price on the date that the election to purchase is made.

(2)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of option awards granted during the year indicated, computed in accordance with FASB Codification Topic 718. For a discussion of valuation assumptions, see Note 14 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2016. No options were forfeited under equity plans during 2016.

(3)	Represents amounts paid under the Annual Incentive Plan for services rendered in 2015 and 2014. No amounts were payable under the Annual Incentive Plan for 2016 because the plan target was not reached.

(4)	Consists of payment of premiums for group term life insurance maintained for such executives and disability policies maintained for certain executives. In the case of Mr. Gorder, such amount also includes payment of country club membership dues and payment for his automobile lease and related expenses.

Employment Agreements

We have entered into employment agreements with Mark S. Gorder, our President and Chief Executive Officer, and our executive officers.

The employment agreements contain the following material terms:

●	a current employment term expiring on April 30, 2017, subject to automatic renewal for additional one year terms unless either party gives notice of non-renewal at least sixty (60) days prior to the end of the then current employment term; and

●	a base salary as determined by the Board of Directors or the Compensation Committee, but in no event less than their base salaries in effect at the time of the agreement.

For a discussion of the provisions relating to the termination of the employment of the executive officer under certain circumstances, see “—Potential Payments Upon Termination of Employment or Change in Control.”

Annual Incentive Plan

In March 2012, the Compensation Committee adopted the Annual Incentive Plan for Executives and Key Employees, referred to as the Annual Incentive Plan. Under the Annual Incentive Plan, our executive officers and key employees are eligible to receive incentive compensation based on (i) the Corporation achieving a designated level of financial results, referred to as the “plan target,” for a designated calendar year, referred to as a “plan year,” and (ii) if applicable, achievement of designated strategic objectives. The plan targets and strategic objectives, if any, will be determined each year by the Compensation Committee. A participant will receive incentive compensation only if the minimum plan target is achieved.

In February 2015, the Compensation Committee determined that the target under the Annual Incentive Plan for 2014 had been achieved at the 84% level and approved a total payout under the 2014 Annual Incentive Plan of $357,687, of which a total of $113,127 was paid to the Named Executive Officers. In February 2016, the Compensation Committee determined that the target for 2015 had been achieved at the 64% level and approved a total payout under the 2015 Annual Incentive Plan of $255,000, of which a total of $77,405 was paid to the Named Executive Officers. In January 2017, the Compensation Committee determined that the plan target had not been met under the 2016 Annual Incentive Plan and, accordingly, no cash bonuses were paid for 2016.

In February 2017, the Compensation Committee approved the Annual Incentive Plan for 2017. For 2017, the Plan consists of two components. The first component is financial, based on the Corporation’s net income from continuing operations, and is payable in cash. The second component is strategic, based on the achievement of specific 2017 strategic objectives, and is payable in IntriCon common stock. This strategic component is payable only to the Named Executive Officers and, as a result, the amount of compensation payable to them under the financial component has been reduced from amounts that were payable to them in prior years.

Under the financial component of the 2017 Plan, based on the Corporation achieving a targeted range of net income from continuing operations, Mr. Gorder will be eligible to receive incentive compensation ranging from 3.25% to 20.0% of his plan year base salary and each of the other Named Executive Officers will be eligible to receive incentive compensation ranging from 3.25% to 15.0% of their plan year base salary. Other management employees are eligible to receive from 2.5% to 15.0% of their plan year base salaries depending upon their tier level. Between these points, the amount of the incentive compensation available will increase or decrease proportionately based upon the Corporation achieving more or less than the midpoint of the target range; however, no incentive compensation will be paid if the Corporation achieves less than the low end of the target range and the maximum incentive compensation payable is capped at the Corporation achieving the high end of the target range.

The target for the financial component of the 2017 Plan is based on 2017 net income from continuing operations; provided, that the Plan target must be achieved after accruing any incentive compensation payable under the Annual Incentive Plan. In addition, the Named Executive Officers will not be entitled to incentive compensation under the financial component at the minimum plan target level applicable to other participants.

The following table shows the potential amounts payable to our Named Executive Officers under the financial component of the Annual Incentive Plan at different levels of the 2017 Plan target.

	Potential incentive compensation payable under the financial component of the Annual Incentive Plan at the following levels of the 2017 Plan Target:
	Minimum(1)	Target	Maximum
Name	Potential Incentive Compensation
Mark S. Gorder	$13,585	$31,350	$83,600
Scott Longval	8,093	15,563	37,350
Michael P. Geraci	7,969	15,325	36,780
Dennis L. Gonsior	7,459	14,344	34,425
Greg Gruenhagen	6,825	13,125	31,500

(1) Represents the minimum target level at which the Named Executive Officers will be eligible for an award.

Under the strategic component of the 2017 Plan, each Named Executive Officer will have different strategic objective goals and bonus weighting depending on their area of responsibility. Mr. Gorder will be eligible for a bonus of up to 7,000 shares of common stock and each of the other Named Executive Officers will be eligible for a bonus of up to 4,000 shares of common stock, provided that the minimum net income from continuing operations target is achieved and that 100% of their respective strategic objectives are met. The Compensation Committee has not yet finalized the strategic objectives.

The Committee has the discretion to determine whether (and at what level) the Plan target and strategic objectives have been satisfied and to adjust the Plan target and strategic objectives as circumstances warrant. The Committee has the authority to weight the importance of the strategic objectives and to determine the amount of the awards if less than all of the strategic objectives are achieved.

Equity Plans

The following descriptions summarize our equity plans pursuant to which eligible employees, including the Named Executive Officers, and directors receive equity based awards. Our 2015 Equity Incentive Plan replaced our 2006 Equity Incentive Plan (described below). No additional grants may be made under the 2006 Equity Incentive Plan. Outstanding grants under the 2006 Equity Incentive Plan continue to be governed by their terms and the terms of the 2006 Equity Incentive Plan.

In February 2014, the Board approved amendments to the 2006 Equity Incentive Plan and prior plans to permit “cashless” exercises for all stock options issued under such plans, regardless of whether the form of option agreement or award contains such a provision.

In February 2015, the Board approved amendments to the 2006 Equity Incentive Plan and prior plans to provide that outstanding options under such plans will vest and become fully exercisable, and will be exercisable for the balance of the original term of the option, in the event of the termination of the participant from the Corporation due to death, disability or retirement, regardless of any contrary provision in the form of option agreement.

2015 Equity Incentive Plan

Shareholders approved the 2015 Equity Incentive Plan in April 2015. The 2015 Equity Incentive Plan permits grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units, deferred stock units, performance awards, supplemental cash awards and combinations of the foregoing.

The 2015 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the type of awards to be granted under the 2015 Equity Incentive Plan; selects award recipients and determines the extent of their participation; determines the method or formula for establishing the fair market value of the shares of common stock for various purposes under the 2015 Equity Incentive Plan; and establishes all other terms, conditions, restrictions and limitations applicable to awards and the shares of common stock issued pursuant to awards, including, but not limited to, those relating to a participant’s retirement, death, disability, leave of absence or termination of employment. The Compensation Committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the shares of common stock issued pursuant to awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the 2015 Equity Incentive Plan, other than a reduction of the exercise price of an option after the grant date and subject to the provisions of Section 162(m) of the Internal Revenue Code with respect to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, except that the Committee may not, without the consent of the holder of an award or unless specifically authorized by the terms of the plan or an award, take any action with respect to such award if such action would adversely affect the rights of such holder.

The maximum total number of shares for which awards may be granted under the 2015 Equity Incentive Plan is 500,214 shares of common stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in the Corporation’s capitalization; however, such authorized share reserve will be increased from time to time by a number of shares equal to the number of shares of common stock that are issuable pursuant to grants outstanding under the 2006 Equity Incentive Plan and certain other plans as of April 24, 2015 that, but for the termination and/or suspension of the 2006 Equity Incentive Plan and such other plans, would otherwise have reverted to the share reserve of the 2006 Equity Incentive Plan pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options.

As of February 22, 2016:

●	options to purchase 375,800 shares of common stock were outstanding under the 2015 Equity Incentive Plan;

●	275,576 shares of common stock were available for new awards under the 2015 Equity Incentive Plan, which includes shares surrendered for cashless exercises under the 2006 Equity Inventive Plan; and

●	options to purchase 1,141,130 shares of common stock were outstanding under the 2006 Equity Incentive Plan, which shares will become available for new awards under the

2015 Equity Incentive Plan in the event of the cancellation, expiration, forfeiture, cashless exercise or repurchase of such awards.

The maximum number of shares of common stock for which stock options may be granted to any person in any fiscal year and the maximum number shares of common stock subject to SARs granted to any person in any fiscal year each is 50,000. The maximum number of shares of common stock subject to other Awards granted to any person in any fiscal year is 50,000 shares.

2006 Equity Incentive Plan

Shareholders approved the 2006 Equity Incentive Plan in April 2006 and, in April 2010 and May 2012, approved amendments to the 2006 Equity Incentive Plan to, among other things, increase the number of shares of common stock authorized for issuance under that plan. The 2006 Equity Incentive Plan was replaced by the 2015 Equity Incentive Plan in April 2015 and no new awards will be made under the 2006 Equity Incentive Plan. The 2006 Equity Incentive Plan permitted the same types of equity awards as are permitted under the 2015 Equity Incentive Plan. Awards outstanding under the 2006 Equity Incentive Plan will continue to be administered by the Compensation Committee of the Board of Directors and governed by the terms of such Plan and the awards. As noted above, as of February 22, 2017, options to purchase 1,140,130 shares of common stock were outstanding under the 2006 Equity Incentive Plan, which shares will become available for new awards under the 2015 Equity Incentive Plan in the event of the cancellation, expiration, forfeiture or repurchase of such awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock option awards held by our Named Executive Officers as of December 31, 2016. We do not have any outstanding stock awards.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark S. Gorder,	25,000			14.70	12/10/2017
President and Chief Executive Officer	20,000			4.69	12/09/2018
(principal executive officer)	25,000			4.53	4/27/2021
	25,000			6.26	1/2/2022
	25,000			4.05	1/5/2023
	8,334	4,166	(1)	3.85	1/2/2024
	6,667	13,333	(2)	6.87	1/1/2025
	—	20,000	(3)	7.58	1/3/2026

Scott Longval,	15,000			14.70	12/10/2017
Chief Financial Officer and Treasurer	10,000			4.69	12/09/2018
(principal financial officer)	15,000			4.53	4/27/2021
	15,000			6.26	1/2/2022
	15,000			4.05	1/5/2023
	5,000	2,500	(1)	3.85	1/2/2024
	4,000	8,000	(2)	6.87	1/1/2025
	—	12,000	(3)	7.58	1/3/2026

Michael P. Geraci,	20,000			14.70	12/10/2017
Vice President, Sales and Marketing	10,000			4.69	12/09/2018
	15,000			4.53	4/27/2021
	15,000			6.26	1/2/2022
	15,000			4.05	1/5/2023
	5,000	2,500	(1)	3.85	1/2/2024
	4,000	8,000	(2)	6.87	1/1/2025
	—	12,000	(3)	7.58	1/3/2026

Dennis L. Gonsior,	20,000			14.70	12/10/2017
Vice President, Global Operations	10,000			4.69	12/09/2018
	15,000			4.53	4/27/2021
	15,000			6.26	1/2/2022
	15,000			4.05	1/5/2023
	5,000	2,500	(1)	3.85	1/2/2024
	4,000	8,000	(2)	6.87	1/1/2025
	—	12,000	(3)	7.58	1/3/2026

Greg Gruenhagen,	10,000			14.70	12/10/2017
Vice President, Quality and Regulatory	10,000			4.69	12/09/2018
Affairs	15,000			4.53	4/27/2021
	15,000			6.26	1/2/2022
	15,000			4.05	1/5/2023
	5,000	2,500	(1)	3.85	1/2/2024
	4,000	8,000	(2)	6.87	1/1/2025
	—	12,000	(3)	7.58	1/3/2026

(1)	The unvested balance of this option vests on January 2, 2017.

(2)	The unvested balance of this option vests in two equal installments on each of January 1, 2017 and 2018.

(3)	The unvested balance of this option vests in three equal installments on each of January 3, 2017, 2018 and 2019.

Potential Payments Upon Termination of Employment or Change in Control

Our employment agreements with our Named Executive Officers provide the following material terms in the event of the termination of the employment of the executive under certain circumstances:

●	in the event of the termination of the executive’s employment without cause, we are required to pay the executive’s base salary and medical benefits for a severance period equal to one year (two years in the case of Mr. Gorder with respect to salary); provided that for any executive that has less than 12 years of continuous service with us, the severance period will be equal to 30 days for each year of continuous full-time employment, but in no event less than 90 days or more than one year. We are required to pay the present value of the base salary in a lump sum, using a discount rate of 6%;

●	in the event that (i) there occurs a change in control or sale of our assets accounting for 90% of more of our sales and (ii) the executive’s employment is involuntarily terminated within one year afterwards, we are required to pay the executive’s base salary for one year (two years for Mr. Gorder) in a lump sum and to continue medical benefits for a period of one year;

●	in the sole and absolute discretion of the Board of Directors, in the event that the executive is terminated without cause or there occurs a change of control followed by the executive’s involuntary termination, we may elect to pay executive a prorated amount of the bonus that executive would have been entitled to receive for the year in which he was terminated;

●	the immediate vesting of all stock options and equity awards held by the executive in the event of a change in control or in the event that the executive’s employment is terminated (i) by us for any reason other than cause or (ii) by the executive under circumstances that constitute an involuntary termination; and

●	a one year non-competition covenant (or, if longer, for so long as the period with respect to which executive is entitled to receive, or has received, payment of severance following a termination by us without cause or change of control) and covenants concerning confidentiality and inventions.

In the event that we give a notice of non-renewal of the term of the agreement to the executive and, within 12 months after the date of the non-renewal notice, the executive’s employment is terminated by us for any reason other than cause or the death or disability of executive, then the executive will be entitled to the severance benefits described above with respect to a termination without cause except that the severance period shall be reduced by the number of days between the date of the non-renewal notice and the termination of executive’s employment.

As defined in the employment agreements:

“Asset Sale” means the sale of our assets (including the stock or assets of our subsidiaries) to which 90% or more of our consolidated sales volume is attributable.

“Cause” means the following, provided that, in the case of circumstances described in the fourth through sixth clauses below, we must have first given written notice to executive, and executive must have failed to remedy the circumstances as determined in the sole discretion of the Board of Directors within 30 days after such notice:

●	fraud or dishonesty in connection with executive’s employment or theft, misappropriation or embezzlement of our funds;

●	conviction of any felony, crime involving fraud or knowing misrepresentation, or of any other crime (whether or not such felony or crime is connected with his employment) the effect of which in the judgment of the Board of Directors is likely to adversely affect us or our affiliates;

●	material breach of executive’s obligations under the employment agreement;

●	repeated and consistent failure of executive to be present at work during normal business hours unless the absence is because of a disability as defined in the agreement;

●	willful violation of any express direction or requirement established by the Board of Directors, as determined by a majority of Board of Directors;

●	insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, executive’s duties under the employment agreement, as determined by a majority of the Board of Directors; or

●	use of alcohol or other drugs which interfere with the performance by executive of his duties, or use of any illegal drugs or narcotics.

“Change of control” of means an “asset sale” or a “change in majority stock ownership.”

“Change in majority stock ownership” means the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, referred to as the “Exchange Act”), including any affiliate or associate as defined in Rule 12b-2 under the Exchange Act of such person, or any group of persons acting in concert, other than us, any trustee or other fiduciary holding securities under an employee benefit plan of ours, or any corporation or other entity owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of capital stock of us, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of our then outstanding securities.

“Involuntarily terminated” means:

●	any termination of the employment of executive by us other than for cause, death or disability; or

●	any termination of employment of the executive by executive following:

○	a material diminution in the executive’s base compensation;

○	a material diminution in the executive’s authority, duties, or responsibilities;

○	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including a requirement that an executive report to a corporate officer or employee instead of reporting directly to the board of directors;

○	a material diminution in the budget over which the executive retains authority;

○	a material change in the geographic location at which the executive must perform the services; or

○	any other action or inaction that constitutes a material breach by us under the agreement.

Provided, however, that with respect to any termination by executive pursuant to the foregoing, executive shall have first provided notice to us of the existence of the condition proposed to be relied upon within 90 days of the initial existence of the condition, and shall have given us a period of 30 days during which we may remedy the condition and we shall have failed to do so during such period.

The change in control provisions that we use contain a “double trigger” requirement, meaning that for an executive to receive a payment under the change of control provision, there must be both a change of control, as defined in the applicable agreement, and an involuntary termination of the executive’s employment. The double trigger requirement was chosen to prevent us from having to pay substantial payments in connection with a change in control where an executive had not suffered any adverse employment consequences. However, all stock options will vest and become immediately exercisable upon a change of control, regardless of whether the executive is involuntarily terminated.

Disability Benefits for Certain Named Executive Officers. We provide all of our full-time salaried employees with short-term disability benefits for six months. We also maintain a disability insurance policy on behalf of certain members of our senior management, including our Named Executive Officers, which is in addition to the disability benefits that we maintain for our salaried employees. In the event that any of these executives became disabled, as provided in their respective policies, was unable to return to the performance of their duties after six months and was terminated as an employee effective as of December 31, 2016, they would be paid monthly benefits as follows: Mr. Gorder - $8,370 per month; Mr. Geraci - $6,450 per month; Mr. Gonsior - $5,860 per month; Mr. Gruenhagen - $6,935 per month; and Mr. Longval $3,250 per month.

Equity Plans. Our Named Executive Officers hold unvested stock options under our 2015 Equity Incentive Plan.

Under our 2015 Equity Incentive Plan, all unvested options will automatically accelerate and become vested upon the death, disability, retirement of the holder or upon a change of control of us, as defined in that Plan. In addition, as described above, under their employment agreements, unvested options held by a Named Executive Officer will automatically accelerate and become vested upon the termination of employment by such executive under circumstances that constitute an involuntary termination.

Under the 2015 Equity Incentive Plan, options held by an employee whose employment is terminated for cause, as defined in those plans, will terminate immediately. In addition, under the 2015 Equity Incentive Plan, the voluntary resignation of employment by an employee, other than for retirement as defined, will not result in the acceleration of unvested options.

Certain Relationships and Related Party Transactions

Mr. Gorder, our president, chief executive officer and a director, is a general partner (with a one-third interest) of Arden Partners I, L.L.P., a Minnesota limited liability partnership, referred to as Arden, that owns and leases to us property under a lease entered into in 1991, which we use as a manufacturing facility. Under the lease, we pay Arden a base monthly rent of approximately $31,084 plus real estate taxes and other charges. In 2016 and 2015, we paid Arden approximately $484,000 and $487,000 each year for rent, real estate taxes and other charges. Mr. Gorder’s interest in such payments was approximately $161,000 and $163,000 for 2016 and 2015.

In March 2017, we entered into an amendment to extend the lease for a period of five years at an initial base rent of $31,793 per month plus real estate taxes and other charges.

We use the law firm of Blank Rome LLP for legal services. A partner of that firm is the son-in-law of the Chairman of our Board of Directors, Mr. McKenna; however, the legal services are provided by other attorneys at that firm and not by the son-in-law. In 2016 and 2015, we paid that firm approximately $406,000 and $203,000, respectively, for legal services and costs. The interest of the son-in-law in such amounts is not determinable.

The foregoing transactions were approved by the disinterested members of the Audit Committee pursuant to its written policy applicable to related party transactions.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation” beginning on page 18 of this Proxy Statement, our executive compensation program is designed to attract and retain talented and dedicated executive officers and to align a significant portion of their compensation with our business objectives and performance and the interests of our shareholders. We believe that our program creates an environment of shared risk between our executive officers and our shareholders by including equity based awards and cash compensation based on financial performance as part of our executive compensation program. We believe that our executive compensation program should focus management’s attention on achieving both annual performance targets and profitable growth over a longer time period. The program is designed to reward management for the achievement of both short and long term strategic objectives as established by the Board of Directors. Additional details about our executive compensation programs, including information about executive compensation for the fiscal year ended December 31, 2015, are described under the section entitled “Executive Compensation” which begins on page 18 of this Proxy Statement.

Securities laws require that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executives Officers as disclosed in this proxy statement at least once every three years, commonly known as a “say-on-pay” proposal. In accordance with the shareholders’ advisory vote on the frequency of the say-on-pay vote that was held at the 2013 annual meeting of shareholders, the Board of Directors has determined to hold the say-on-pay vote on executive compensation every year until we hold another advisory vote on the frequency of the say-on-pay vote.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of IntriCon Corporation hereby APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed in the Proxy Statement for the 2017 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the narrative discussion that accompany the compensation tables.”

This say-on-pay vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board of Directors. Our Board and our Compensation Committee value the opinion of our shareholders and to the extent there is any significant vote against the compensation of Named Executive Officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Proxies submitted without direction pursuant to this solicitation will be voted “for” approval of the compensation of our Named Executives Officers as disclosed in this proxy statement.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF auditor

The Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2016 was the firm of Baker Tilly Virchow Krause, LLP (previously known as Virchow, Krause & Company, LLP), referred to as “Baker Tilly.” Baker Tilly was engaged as independent auditor beginning in August 2005. Services provided to the Corporation and its subsidiaries by Baker Tilly in 2016 and 2015 are described below under “Independent Registered Public Accounting Firm.” The Audit Committee of the Board of Directors has appointed Baker Tilly to serve as the independent registered public accounting firm for the year ending December 31, 2017. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of Baker Tilly, the selection of independent registered public accounting firm may be reconsidered by the Audit Committee; provided however, the Audit Committee retains the right to continue to engage Baker Tilly. Notwithstanding the ratification of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2017, the Audit Committee retains the right to replace Baker Tilly at any time without shareholder approval. A representative of Baker Tilly is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.

Independent Registered Public Accounting Fee Information

Fees for professional services provided by Baker Tilly, the Corporation’s independent auditor, for the fiscal years ended December 31, 2016 and 2015 in each of the following categories were:

Services Rendered (1)	2016	2015

Audit Fees	$211,065	$199,633
Audit-Related Fees	43,100	13,000
Tax Fees	—	—
All Other Fees	—	—

Total	$254,165	$212,633

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years. Does not include: foreign statutory audit fees of $20,760 and $22,039 for 2016 and 2015 and foreign tax fees of $6,228 in 2016 and $9,794 in 2015, respectively by Baker Tilly TFW, LLC, a firm that is also an independent member firm of Baker Tilly International, for audits of the Corporation’s foreign subsidiaries.

Audit Fees. The audit fees for 2016 and 2015 include fees for professional services rendered for the audit of the Corporation’s annual financial statements included in the Corporation’s Form 10-K Reports, the review of the financial statements included in the Corporation’s Form 10-Q Reports, and professional services rendered for a required review of the Corporation’s other SEC filings.

Audit-Related Fees. The audit-related fees for 2016 and 2015 include fees for audits of the Corporation’s employee benefit plan and in 2016 include fees for reviews in connection with the Corporation’s equity offering.

All Other Fees. There were no other fees billed for 2016 and 2015.

Tax Fees. We did not use Baker Tilly for domestic tax services in 2016 or 2015.

Auditor Independence

The Audit Committee has considered the nature of the above-listed services provided by Baker Tilly and determined that the provisions of the services are compatible with Baker Tilly maintaining its independence.

Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures pursuant to which the Audit Committee pre-approved the foregoing audit and permissible non-audit services provided by Baker Tilly in 2016.

Audit Committee Report

The Audit Committee has prepared the following report on its activities with respect to the Corporation’s audited consolidated financial statements for the year ended December 31, 2016, which are referred to herein as the Corporation’s audited consolidated financial statements:

●	The Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

●	The Audit Committee has discussed with Baker Tilly, the Corporation’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board.

●	The Audit Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committees concerning independence, and has discussed with Baker Tilly their independence.

●	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee:

Nicholas A. Giordano, Chairman	Robert N. Masucci
Michael J. McKenna	Philip I. Smith

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers and directors and persons who own more than ten percent of a registered class of the Corporation’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Corporation with copies of these reports.

Based on the Corporation’s review of the copies of these reports received by it and written representations, if any, received from reporting persons with respect to the filing of reports of Forms 3, 4 and 5, the Corporation believes that all filings required to be made by the reporting persons for fiscal year 2016 were made on a timely basis.

Shareholder Proposals for 2018 Annual Meeting

Under the Corporation’s bylaws, shareholder proposals with respect to the 2018 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of the Corporation no later than November 17, 2017. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Corporate Secretary, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, Minnesota 55112. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting.

Shareholder proposals for the 2018 Annual Meeting of Shareholders must be submitted to the Corporation by November 17, 2017 to receive consideration for inclusion in the Corporation’s Proxy Statement relating to the 2018 Annual Meeting of Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the bylaws.

In addition, shareholders are notified that the deadline for providing the Corporation timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the Corporation’s 2017 Annual Meeting of Shareholders is November 17 2017. As to all such matters which the Corporation does not have notice on or prior to November 17, 2017, discretionary authority shall be granted to the persons designated in the Corporation’s Proxy related to the 2018 Annual Meeting of shareholders to vote on such proposal.

Annual Report to Shareholders

A copy of the Corporation’s 2016 Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC is being made available to each shareholder with this Proxy Statement.

The Corporation files reports and other information with the Securities and Exchange Commission, referred to as the “SEC.” Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Corporation’s SEC filings are also available on the SEC’s web site at http://www.sec.gov.

EACH SHAREHOLDER CAN OBTAIN A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES FOR THE YEAR ENDED DECEMBER 31, 2016 AS FILED WITH THE SEC, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO: INTRICON CORPORATION, 1260 RED FOX ROAD, ARDEN HILLS, MINNESOTA 55112 ATTN: SCOTT LONGVAL.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Corporation has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Corporation’s annual report and proxy statement, unless the Corporation receives contrary instructions from a street name holder at that address. The Corporation will continue to mail a proxy card to each shareholder of record who requests it.

The Corporation will promptly deliver separate copies of the Corporation’s proxy statement and annual report upon written or oral request. If you prefer to receive multiple copies of the Corporation’s proxy statement and annual report at the same address, you may obtain additional copies by writing to IntriCon Corporation, Attention: Scott Longval, Chief Financial Officer, 1260 Red Fox Road, Arden Hills, Minnesota 55112 or by calling Mr. Longval at (651) 604-9526. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Corporation in the same manner.

Other Matters

The Corporation is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The accompanying proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Corporation did not receive notice by November 18, 2016 were to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the accompanying proxy will vote in accordance with their best judgment.

Scott Longval
Chief Financial Officer, Treasurer
and Secretary

INTRICON CORPORATION

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 26, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 26, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it (for receipt by the day before the Annual Meeting) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E18334-P85399	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTRICON CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Annual Meeting of Shareholders of IntriCon Corporation has been called to consider and act upon the following matters:		☐	☐	☐

The Board of Directors recommends you vote FOR the following Nominees:

1.	Election of Directors

Nominees:

01) Robert N. Masucci
02) Philip I. Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	An advisory vote to approve executive compensation, as described in the Proxy Statement, referred to as “say-on-pay.”					☐	☐	☐

3.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as IntriCon Corporation’s independent registered public accounting firm for fiscal year 2017.					☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

If the Annual Meeting of Shareholders is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned Annual Meeting, although constituting less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting of Shareholders is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any other matter set forth above.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

E18335-P85399

INTRICON CORPORATION
ARDEN HILLS, MINNESOTA 55112

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints SCOTT LONGVAL and MICHAEL GERACI, and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote all the Common Stock of IntriCon Corporation held of record by the undersigned on February 22, 2017, at the annual meeting of shareholders to be held on April 27, 2017, or any postponement or adjournment thereof.

All proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in IntriCon Corporation’s Proxy Statement.

The shares represented by this proxy, duly executed, will be voted as instructed on the reverse side. If instructions are not given, they will be voted: (1) for the election of the director nominees listed on the reverse side; (2) for the approval of the Corporation’s executive compensation as described in the proxy statement and (3) for the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for fiscal year 2017. With respect to such other business that may properly come before the annual meeting and any adjournments or postponements thereof, said proxies are authorized to vote in accordance with his or her best judgment.

By signing this proxy, you hereby acknowledge receipt of the 2016 Annual Report to Shareholders, Notice of the Corporation’s 2017 Annual Meeting of Shareholders and the Corporation’s Proxy Statement.

Continued and to be signed on reverse side

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